United States
Securities and Exchange Commission
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report:  January 29, 2020
(Date of Earliest Event Reported)
REALTY INCOME CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

11995 El Camino Real, San Diego, California 92130
(Address of principal executive offices)
(858) 284-5000
(Registrant’s telephone number, including area code)
N/A
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock, $0.01 Par Value	O	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departure of Paul M. Meurer as Chief Financial Officer
On January 29, 2020, Realty Income Corporation (the “Company”) and Paul M. Meurer agreed that Mr. Meurer would depart from his role as Chief Financial Officer of the Company effective immediately. Pursuant to a Severance Agreement and General Release, dated January 29, 2020, between the Company and Mr. Meurer (the “Severance Agreement”), Mr. Meurer will continue to serve as a senior advisor to the Company at his current annual base salary rate during a transition period ending on March 31, 2020 (the “Transition Period”) and will assist and cooperate with the Company with respect to the transition of the position of principal financial officer of the Company.
Pursuant to the terms of the Severance Agreement, which includes a general release of claims by Mr. Meurer in favor of the Company, Mr. Meurer will be eligible to receive the following payments and benefits in connection with his termination of employment upon the completion of the Transition Period: (a) a lump-sum cash severance payment of $1,591,393, and (b) group medical insurance paid for by the Company through the earlier of March 31, 2021 or until Mr. Meurer is covered by another group medical insurance plan. In accordance with the Realty Income Corporation Executive Severance Plan (the “Severance Plan”), each outstanding Company equity-based award held by Mr. Meurer that is subject to time-based vesting will vest in full as of the date of his termination of employment. The Severance Agreement further provides that, subject to Mr. Meurer’s execution and delivery of an additional release of claims in favor of the Company upon the completion of the Transition Period, the Company will pay Mr. Meurer an annual cash bonus in the amount of $1,087,125 for the Company’s 2019 fiscal year and will grant him his annual 2019 equity grant in the form of restricted stock covering a number of shares of the Company’s common stock equal to $357,750 divided by the closing price of a share of the Company’s common stock on the date of grant. In addition, the performance-vesting restricted stock units granted to Mr. Meurer as of February 6, 2018 will vest based on actual Company performance as of the date of his termination of employment, without pro ration based on the period of his employment.
The Severance Agreement also provides that Mr. Meurer will comply with certain confidentiality, non-solicitation and non-interference covenants contained in the Severance Agreement and his Participation Agreement, dated January 15, 2019, under the Severance Plan. The Severance Agreement also includes a mutual non-disparagement covenant between Mr. Meurer and the Company.
The foregoing description of the Severance Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to a copy of the Severance Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01    Regulation of FD Disclosure.
On January 29, 2020, the Company issued a press release announcing the departure of Mr. Meurer. A copy of this press release is furnished herewith as Exhibit 99.1.
The information in Item 7.01 of this Current Report on Form 8-K and the information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

Item 9.01    Financial Statements and Exhibits
(d) Exhibits
10.1 Severance Agreement and General Release, dated January 29, 2020
99.1 Press Release issued by Realty Income Corporation dated January 29, 2020
104 The Form 8-K cover page, formatted in Inline Extensible Business Reporting Language and included as Exhibit 101

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2020	REALTY INCOME CORPORATION

	By:	/s/ MICHAEL R. PFEIFFER
Michael R. Pfeiffer
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary